Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PUMA BIOTECHNOLOGY, INC.,

a Delaware Corporation

The undersigned does hereby certify on behalf of Puma Biotechnology, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), as follows:

FIRST:     That the undersigned is the duly elected and acting President and Chief Executive Officer of the Corporation.

SECOND:     That the original name of the Corporation was Innovative Acquisitions Corp. and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 27, 2007 and amended and restated on November 14, 2011.

THIRD:     That pursuant to Sections 242 and 245 of the DGCL, the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended, integrated and restated in its entirety as set forth in Exhibit A hereto.

FOURTH:     That the Second Amended and Restated Certificate of Incorporation of the Corporation as set forth in Exhibit A hereto has been duly adopted and approved by the board of directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 141, 242 and 245 of the DGCL.

Executed in Los Angeles, California on this 14th day of June, 2016.

By:	/s/ Alan H. Auerbach
Alan H. Auerbach,
President and Chief Executive Officer

EXHIBIT A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PUMA BIOTECHNOLOGY, INC.

1. The name of the corporation is Puma Biotechnology, Inc. (the “Corporation”).

2. The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The name of its registered agent at such address is the Corporation Service Company.

3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “DGCL”).

4. The Corporation is to have perpetual existence.

5. The total number of shares of capital stock which the Corporation shall have authority to issue is one hundred million (100,000,000), all of which are designated as common stock at $0.0001 par value (the “Common Stock”).

Holders of shares of Common Stock shall be entitled to cast one vote for each share held at all stockholders’ meetings for all purposes, including the election of directors. The Common Stock does not have cumulative voting rights.

6. The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

7. No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. No amendment to or repeal of this Article 7 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.